Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Falcon Minerals Corporation on Form S-3 of our report dated March 16, 2018, with respect to our audits of the financial statements of Osprey Energy Acquisition Corp. (now known as Falcon Minerals Corporation) as of December 31, 2017 and 2016, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2017 and for the period from June 13, 2016 (inception) through December 31, 2016 appearing in the Annual Report on Form 10-K of Osprey Energy Acquisition Corp. for the year ended December 31, 2017. We were dismissed as auditors on August 27, 2018 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, New York

September 7, 2018